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                                                                    Exhibit 99.1
                                                                    ------------

                    VESTA ANNOUNCES STRATEGIC ALLIANCE WITH
                    ---------------------------------------
                             ALFA INSURANCE GROUP
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  -- ALLIANCE SIGNALS STRONG VOTE OF CONFIDENCE IN VESTA'S FUTURE BY ALFA AND
    PROVIDES VESTA ADDITIONAL FINANCIAL AND TECHNICAL SUPPORT FOR STAKE IN
                                  COMPANY --

          -- VESTA PROVIDES GUIDANCE ON THIRD QUARTER PERFORMANCE --


BIRMINGHAM, ALA., NOV. 6 /PRNEWSWIRE/ -- The Board of Directors of Vesta Insurance Group, Inc. (NYSE: VTA - news) announced today that the Company has signed a letter of intent to enter into a strategic alliance with the Alfa Insurance Group, whose property-casualty subsidiaries are rated A++ by A.M. Best. The strategic alliance will provide Vesta with capital, as well as commercial and technical support, with a view toward maintaining and building its business and preserving its long-term value for shareholders. Under the terms of the agreement, Alfa will purchase $17 million of Vesta convertible voting preferred stock and receive warrants for Vesta common stock which, coupled with a purchase of Vesta common stock from Torchmark, also announced today, could bring Alfa's total holdings of Vesta to 36% on a fully diluted basis.

Norman W. Gayle, III, Chief Executive Officer of Vesta, said, "This commitment by Alfa represents a strong vote of confidence in Vesta's current business strategy and future prospects by a solid and highly respected company in our industry. Alfa's financial and operational contributions will strengthen our ability to continue to provide superior products and services and build the value of our Company for shareholders. In addition, the strategic alliance will provide commercial support towards further strengthening our business relationships, which will be particularly important as we enter into the reinsurance renewal season."

Mr. Ken Wallis, Executive Vice President of Alfa, stated, "After discussions with Vesta's Board and management team, we feel confident in the future business prospects and in the long-term potential of Vesta as an investment and strategic partner. We believe this alliance will create many opportunities for collaboration and future growth of our respective businesses. We look forward to working with the Vesta Board and management to develop business synergies that will be beneficial to both Alfa and Vesta."

  The terms of the agreement call for Alfa to receive:

 .  $17 million aggregate amount of Vesta's 9.75% Convertible Preferred Stock,
   Series A, convertible into common stock at $5.75 per share;

 .  Warrants to acquire 5,000,000 shares of Vesta Common Stock at a price of $8 per share expiring eight years after the close of the transaction.
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Separately, Torchmark Corporation [NYSE:TMK - news] and Alfa have entered into a
Stock Purchase Agreement whereby Alfa will acquire 1,842,000 shares, or 9.9%, of Vesta outstanding common stock currently owned by Torchmark.

As part of the agreement between Vesta and Alfa, Alfa will obtain up to four positions on Vesta's Board, to replace up to four of Vesta's existing 10 directors. Two of the seats assumed by Alfa nominees will be vacated by Torchmark representatives on the Vesta Board. The letter of intent includes a three-year standstill agreement which limits purchases by Alfa of additional Vesta securities which would increase Alfa's voting power above 49%.

In addition to the capital and commercial support that Alfa will contribute, Alfa will work with Vesta to explore the feasibility of combining efforts in the systems development area which could result in significant cost savings for both Vesta and Alfa and assist Vesta in the integration of its Shelby acquisition. A study will be initiated to review the joint development of systems for underwriting, policy issuance, policy processing and financial systems.

The strategic alliance is subject to approval by Vesta's shareholders. The companies expect to move to a definitive agreement as soon as practicable but no later than December 31, 1998. The agreement is subject to regulatory approval, receipt of a fairness opinion from an independent financial advisor to be selected at a later date, and other closing conditions.

Vesta also announced today that due to significant catastrophe losses among other things in the quarter, it expects a third quarter 1998 loss of approximately $30 million. Pre-tax catastrophe losses in the quarter amounted to approximately $17 million.

In addition, Vesta reported today that as a result of its third quarter loss, it will not be in compliance with certain of its loan covenants. The Company is currently in discussions with its banks to address this situation and expects these discussions to be favorably impacted by the announcement of its strategic alliance with Alfa.

The Alfa Insurance Group, consisting of Alfa Mutual Insurance Company, Alfa Mutual Fire Insurance Company, and their 50.8% subsidiary Alfa Corporation, is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market's National Market under the symbol ALFA.

Vesta Insurance Group, Inc., headquartered in Birmingham, Alabama, is a holding company for a group of property and casualty insurance companies that offer reinsurance and primary insurance for personal and commercial risks.

Any statement contained in this release that is not a historical fact, or that might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1996. Forward-looking statements are based on the assumptions and opinions concerning a variety of known and unknown risks, particularly the
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consummation of the transaction announced herein and its anticipated favorable impact. If any of these assumptions or opinions prove incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects. A discussion of these risks is included in the periodic reports filed by Vesta Insurance Group, Inc. and Alfa Corporation with the SEC.